UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 14, 2008
Rex Energy Corporation (Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1975 Waddle Road, State College, Pennsylvania 16803
(Address of Principal Executive Office and Zip Code)

(814) 278-7267
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On April 14, 2008, Rex Energy Corporation (the “Company”) entered into a First Amendment to Credit Agreement with KeyBank National Association (“KeyBank”), as Administrative Agent, and the other lenders signatory thereto (the “First Amendment”).  The First Amendment amends certain provisions of the Company’s senior credit facility entered into on September 28, 2007.

The First Amendment provides that the borrowing base under the Company’s senior credit facility is increased from $75 million to $90 million effective April 14, 2008.  The increased borrowing base will remain in effect until the next borrowing base re-determination date.  The First Amendment also amends the senior credit facility to provide that, upon an increase in the borrowing base, the Company will pay to the lenders a borrowing base increase fee equal to 25 basis points on the amount of any increase of the borrowing base over the highest borrowing base previously in effect, payable on the effective date of any such increase.

 In addition, the First Amendment amends the senior credit facility with respect to the Company’s ability to enter into commodity and swap agreements.  The First Amendment provides that the Company and its subsidiaries may enter into commodity swap agreements with counterparties approved by the lenders, provided that the notional volumes for such agreements, when aggregated with other commodity swap agreements then in effect (other than basis differential swaps on volumes already hedged pursuant to other swap agreements), do not exceed, as of the date the swap agreement is executed, 85% of the reasonably anticipated projected production from the Company’s proved developed producing reserves for the 36 months following the date such agreement is entered into, and 75% thereafter, for each of crude oil and natural gas, calculated separately.  Prior to the First Amendment, the volumes for commodity swap agreements under the senior credit facility could not exceed, as of the date the swap agreement was executed, 75% of the reasonably anticipated projected production from the Company’s proved developed producing reserves, for each of crude oil and natural gas for each month during the period during which the swap agreement was in effect for each of crude oil and natural gas, calculated separately.

The First Amendment also amends the senior credit facility to provide that the Company and its subsidiaries may enter into interest rate swap agreements with counterparties approved by the lenders that convert interest rates from floating to fixed provided that the notional amounts of those agreements, when aggregated with all other similar interest rate swap agreements then in effect, do not exceed the greater of $20 million and 75% of the then outstanding principal amount of the Company’s debt for borrowed money which bears interest at a floating rate. Prior to the First Amendment, the Company’s interest rate swap agreements under the senior credit facility were limited to 75% of the then outstanding principal amount of the Company’s debt for borrowed money which bears interest at a floating rate.

The foregoing description of the First Amendment and the senior credit facility is qualified in its entirety by reference to the complete text of the agreements.  A copy of the First Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.  A copy of the senior credit facility was filed as Exhibit 10.1 to a Current Report on Form 8-K filed with the SEC on October 3, 2007.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits.

Exhibit Number	Exhibit Title

10.1
First Amendment to Credit Agreement, effective as of April 14, 2008, among Rex Energy Corporation, as Borrower, KeyBank National Association, as Administrative Agent, and The Lenders Signatory Thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

By:	/s/ Benjamin W. Hulburt
Benjamin W. Hulburt
President and Chief Executive Officer

Date:	April 17, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1
First Amendment to Credit Agreement, effective as of April 14, 2008, among Rex Energy Corporation, as Borrower, KeyBank National Association, as Administrative Agent, and The Lenders Signatory Thereto.